Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jefferies Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-84079 and 333-107014) on Form S-8, (Nos. 333-81354 and 333-107032) on Form S-3, (Nos. 333-130325 and 333-160214) on Form S-3ASR, and (No. 001-14947) on Form 10 of Jefferies Group, Inc. of our reports dated February 26, 2010, with respect to the consolidated statements of financial condition of Jefferies Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Jefferies Group, Inc. Our report on the consolidated financial statements refers to retrospective changes in the accounting for noncontrolling interests in subsidiaries and earnings per share.

/s/  KPMG LLP

New York, New York
February 26, 2010